Exhibit (12) to Report

on Form 10-K for Fiscal

Year Ended June 30, 2010

By Parker-Hannifin Corporation

Computation of Ratio of Earnings to Fixed Charges

(In thousands, except ratios)

	Fiscal Year Ended June 30,
	2010	2009	2008	2007	2006
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$754,817	$683,083	$1,334,571	$1,166,463	$901,490
Adjustments:
Interest on indebtedness, exclusive of interest capitalized and interest on ESOP loan guarantee	101,173	109,911	96,572	80,053	71,100
Amortization of deferred loan costs	2,426	2,143	1,793	1,511	1,888
Portion of rents representative of interest factor	41,194	41,839	35,378	29,000	25,609
Loss (income) of equity investees	6,757	(1,529)	2,596	1,059	(161)
Amortization of previously capitalized interest	259	262	278	282	304

Income as adjusted	$906,626	$835,709	$1,471,188	$1,278,368	$1,000,230

FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized and interest on ESOP loan guarantee	$101,173	$109,911	$96,572	$80,053	$71,100
Capitalized interest				436	178
Amortization of deferred loan costs	2,426	2,143	1,793	1,511	1,888
Portion of rents representative of interest factor	41,194	41,839	35,378	29,000	25,609

Fixed charges	$144,793	$153,893	$133,743	$111,000	$98,775

RATIO OF EARNINGS TO FIXED CHARGES	6.26x	5.43x	11.00x	11.52x	10.13x